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                                                                     Exhibit 6.1



This Letter Agreement is effective as of September 26, 2002 by and between Agere Systems Inc. with offices at 1110 American Parkway NE, Allentown, Pennsylvania 18109 (hereinafter "Agere") and Chartered Semiconductor Manufacturing Ltd, a corporation with offices at 60 Woodlands Industrial Park D, Street 2, Singapore 738406 ("Chartered").

In consideration of the mutually acceptable terms and conditions set forth below, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Chartered agrees to waive any of Agere's take-or-pay liability that arises under the Manufacturing Agreement effective January 1, 1995, restated as of January 26, 1999 and amended as of July 31, 2000 (the "Manufacturing Agreement"). This waiver applies to any existing take-or-pay liability and any future take-or-pay liability during the term of the Manufacturing Agreement.

     2. In consideration for paragraph 1, Agere agrees that Chartered's royalty obligations under section 2.02 of the Patent License Agreement effective January 1, 1998 (the "Patent License Agreement") would be deemed satisfied until such time as Agere's ownership interest in SMP falls below 49%. For purposes of clarifying the parties' intent, as of the effective date of this Letter Agreement, there are no patent royalties owed by Chartered to Agere.

     3. Except as modified in this Letter Agreement, all other terms of the Manufacturing Agreement and the Patent License Agreement remain in full force and effect.

     4. This Letter Agreement shall be governed in accordance with the laws of the State of New York, excluding any conflicts-of-law or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

     5. This Letter Agreement shall not be modified or amended except by a writing signed by Agere and Chartered. This Letter Agreement may be executed and delivered in any number of counterparts (including by facsimile) with the same effect as if the parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one and the same original agreement.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


CHARTERED SEMICONDUCTOR
MANUFACTURING  LIMITED                               AGERE SYSTEMS INC.
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


By: /s/ Chia Song Hwee                          By: /s/ Richard Bleicher
    ---------------------------------               -----------------------------------


Name: Chia Song Hwee                            Name: Richard Bleicher
      -------------------------------                 ---------------------------------


Title: President & CEO                          Title: Vice President - Law
       ------------------------------                  --------------------------------


Date: 28 September 2002                         Date: 29 September 2002
      -------------------------------                 ---------------------------------
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